UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.           )
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Concho Resources Inc.

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CONCHO RESOURCES INC.
550 West Texas Avenue
Suite 1300
Midland, Texas 79701

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Concho Resources Inc.:

Notice is hereby given that the 2008 Annual Meeting of Stockholders of Concho Resources Inc. will be held in the Wildcatter Room, Petroleum Club of Midland, 501 West Wall Avenue, Midland, Texas 79701, on Tuesday, June 17, 2008, at 3:00 p.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1. to elect three Class I directors, each for a term of three years;

2.	to ratify the Audit Committee of the Board of Directors’ selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008; and

3.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 23, 2008, the record date for the meeting.

By Order of the Board of Directors

David W. Copeland,
Vice President, General Counsel and Secretary

Midland, Texas
April 29, 2008

YOUR VOTE IS IMPORTANT

Please date, sign and return the enclosed proxy card promptly so that your shares may be voted in accordance with your wishes and so that we may have a quorum at the Annual Meeting.

CONCHO RESOURCES INC.
550 West Texas Avenue
Suite 1300
Midland, Texas 79701

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Concho Resources Inc. (the “Company”) for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”). The Board of Directors of the Company requests your proxy for the Annual Meeting that will be held Tuesday, June 17, 2008, at 3:00 p.m. Central Time, in the Wildcatter Room, Petroleum Club of Midland, 501 West Wall Avenue, Midland, Texas 79701. By granting a proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy.

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by (1) delivering to the Secretary of the Company a written notice of the revocation; (2) signing, dating and delivering to the Secretary of the Company a proxy with a later date; or (3) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

DELIVERY OF PROXY MATERIALS

The approximate date on which this Proxy Statement and accompanying Notice of Annual Meeting of Stockholders and proxy card are first being sent or given to stockholders is April 29, 2008.

QUORUM AND VOTING

Voting Stock.  The Company’s common stock, par value $.001 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

Record Date.  The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 23, 2008. As of the record date, 75,985,226 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments.  A quorum of stockholders is necessary to have a valid meeting of stockholders. The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the annual meeting is necessary to constitute a quorum at the annual meeting. If a quorum is not present, the Chairman has the power to adjourn the annual meeting from time to time, without notice other than an announcement at the annual meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally noticed.

Vote Required.  Only stockholders of record at the close of business on April 23, 2008 have the right to vote at the Annual Meeting. Directors will be elected by a plurality of all votes cast. Ratification of the selection of the Company’s independent registered public accounting firm will require the affirmative vote of the holders of a majority of the votes of the Company’s common stock cast at the annual meeting with respect to the proposal. An automated system that the Company’s transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Both abstentions and broker non-votes will not have any effect on the outcome of voting on director elections or on the ratification of the selection of independent registered public accounting firm.

Default Voting.  A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	FOR the election of the three persons named in this Proxy Statement as the Board of Directors’ nominees for election as Class I directors; and

•	FOR the ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

ITEM ONE:  ELECTION OF DIRECTORS

The Company has classified its Board of Directors into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from its Nominating & Governance Committee, the Board of Directors has nominated the following individuals for election as Class I Directors of the Company with their terms to expire in 2011 when they are re-elected or their successors are elected and qualified or until their earlier resignation or removal:
Timothy A. Leach
William H. Easter III
W. Howard Keenan, Jr.

Messrs. Leach, Easter, and Keenan are currently serving as Class I Directors of the Company. Their biographical information is contained in “Directors and Executive Officers” below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under your proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of the date of this Proxy Statement, regarding the Company’s directors and executive officers:

Name	Age	Position

Timothy A. Leach	48	Chairman of the Board of Directors, Chief Executive Officer and Class I Director
Steven L. Beal	49	President, Chief Operating Officer and Class II Director
David W. Copeland	51	Vice President, General Counsel and Secretary
Curt F. Kamradt	45	Vice President, Chief Financial Officer and Treasurer
E. Joseph Wright	48	Vice President — Engineering and Operations
Jack F. Harper	36	Vice President — Business Development and Capital Markets
Tucker S. Bridwell	56	Class II Director
William H. Easter III	58	Class I Director
W. Howard Keenan, Jr.	57	Class I Director
Ray M. Poage	60	Class III Director
A. Wellford Tabor	39	Class III Director

Set forth below is biographical information about each of the Company’s executive officers and directors. Executive officers serve at the discretion of the Board of Directors. Concho Equity Holdings Corp. was formed in April 2004 by members of the Company’s management team and private equity investors and became a wholly-owned subsidiary of the Company following the acquisition transaction involving Chase Oil Corporation in February 2006.

Timothy A. Leach has been a Director and the Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in February 2006. Mr. Leach has been the Chairman of the Board and Chief Executive Officer of Concho Equity Holdings Corp. since its inception in April 2004. Mr. Leach was Chairman of the Board and Chief Executive Officer of Concho Oil & Gas Corp. from its inception in January 2001 until its sale in January 2004. From January 2004 to April 2004, Mr. Leach was involved in private investments. Mr. Leach was Chairman of the Board of Directors and Chief Executive Officer of Concho Resources Inc. (which was a different company than the Company) from its inception in August 1997 until its sale in June 2001. From September 1989 until May 1997, Mr. Leach was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as Executive Vice President and as a member of Parker & Parsley’s Executive Committee. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.

Steven L. Beal has been a Director and the President and Chief Operating Officer of the Company since its formation in February 2006. Mr. Beal has been a director and the President and Chief Operating Officer of Concho Equity Holdings Corp. since its inception in April 2004. Mr. Beal was a director and the Executive Vice President and Chief Financial Officer of Concho Oil & Gas Corp. from its inception in January 2001 until he became its President and Chief Operating Officer in August 2002, a position he held until its sale in January 2004. From January 2004 to April 2004, Mr. Beal was involved in private investments. Mr. Beal was a director and the Vice President and Chief Financial Officer of Concho Resources Inc. (which was a different company than the Company) from its inception in August 1997 until its sale in June 2001. From October 1988 until May 1997, Mr. Beal was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as its Senior Vice President and Chief Financial Officer and as a member of Parker & Parsley’s Executive Committee. From 1981 until February 1988, Mr. Beal was employed by the accounting firm of Price Waterhouse. He is a graduate of the University of Texas with a Bachelor of Business Administration degree in Accounting, and is a certified public accountant.

David W. Copeland has been Vice President, General Counsel and corporate Secretary of the Company since its formation in February 2006. Mr. Copeland has been the Vice President — General Counsel and corporate

Secretary of Concho Equity Holdings Corp. since its inception in April 2004. Mr. Copeland was a director and the Executive Vice President — General Counsel and corporate Secretary of Concho Oil & Gas Corp. from its inception in January 2001 until its sale in January 2004. From January 2004 to April 2004, Mr. Copeland was involved in private investments. Mr. Copeland was a director and the Vice President — General Counsel and corporate Secretary of Concho Resources Inc. (which was a different company than the Company) from its inception in August 1997 until its sale in June 2001. From 1991 until June 1997, Mr. Copeland was employed in the Legal Department of Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company), and served as Vice President, Associate General Counsel from 1994 until June 1997. Prior to joining Parker & Parsley, Mr. Copeland was a partner with the Midland, Texas law firm of Stubbeman, McRae, Sealy, Laughlin & Browder, where his practice was concentrated in corporate, banking and other commercial matters. He is a graduate of Midwestern State University with a Bachelor of Business Administration degree and a graduate of Texas Tech University School of Law with a Doctor of Jurisprudence degree.

Curt F. Kamradt has been the Vice President, Chief Financial Officer and Treasurer of the Company since its formation in February 2006. Mr. Kamradt has been the Vice President — Chief Financial Officer and Treasurer of Concho Equity Holdings Corp. since its inception in April 2004. Mr. Kamradt was Vice President — Chief Accounting Officer and Treasurer of Concho Oil & Gas Corp. from its inception in January 2001 until he became its Vice President and Chief Financial Officer in August 2002, a position he held until its sale in January 2004. From January 2004 to April 2004, Mr. Kamradt was involved in private investments. Mr. Kamradt was the Treasurer of Concho Resources Inc. (which was a different company than the Company) from February 1999 until its sale in June 2001. From December 1989 until October 1998, Mr. Kamradt was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as its Treasurer. From 1985 until December 1989, Mr. Kamradt was employed by the accounting firms of Price Waterhouse and Grant Thornton. He is a graduate of Eastern New Mexico University with a Bachelor of Business Administration degree in Accounting, and is a certified public accountant.

E. Joseph Wright has been the Vice President — Engineering and Operations of the Company since February 2006. Mr. Wright has been the Vice President — Operations & Engineering of Concho Equity Holdings Corp. since its inception in April 2004. Mr. Wright was Vice President— Operations/Engineering of Concho Oil & Gas Corp. from its inception in January 2001 until its sale in January 2004. From January 2004 to April 2004, Mr. Wright was involved in private investments. Mr. Wright served in various engineering and operations positions for Concho Resources Inc. (which was a different company than the Company), including serving as Vice President — Operations, from February 1998 until its sale in June 2001. From 1982 until February 1998, Mr. Wright was employed by Mewbourne Oil Company in several operations, reservoir and evaluation engineering and capital markets positions. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.

Jack F. Harper has been the Vice President — Business Development and Capital Markets of the Company since May 2007. Mr. Harper was the Director of Investor Relations and Business Development of the Company from July 2006 until May 2007. From October 2005 until July 2006, Mr. Harper was involved in private investments. From October 2002 until October 2005, Mr. Harper was employed by Unocal Corporation where he served as Manager of Planning and Evaluation and Manager of Business Development for Unocal Corporation’s wholly owned subsidiary, Pure Resources. From May 2000 until October 2002, Mr. Harper was employed by Pure Resources, Inc. in a variety of capacities, including in his last position as Vice President, Finance and Investor Relations. From December 1996 until May 2000, Mr. Harper was employed by Tom Brown, Inc., where his last position was Vice President, Investor Relations, Corporate Development and Treasurer. He is a graduate of Baylor University with a Bachelor of Business Administration degree in Finance.

Tucker S. Bridwell has been a Director of the Company since February 2006. Mr. Bridwell was a director of Concho Equity Holdings Corp. from its inception in April 2004 until February 2006, and served as Chairman of its Compensation Committee. Mr. Bridwell has been the President of each of the Mansefeldt Investment Corporation and the Dian Graves Owen Foundation since September 1997 and manages investments for both entities; both of which are stockholders of the Company. He has been in the energy business in various capacities for over twenty-five years. Mr. Bridwell served as Chairman of the Board of Directors of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002. Mr. Bridwell is also a director of Petrohawk Energy Corporation and First

Financial Bankshares, Inc., and serves on their respective audit committees. He is a graduate of Southern Methodist University with a Bachelor of Business Administration degree and a Master of Business Administration degree, and is a certified public accountant.

William H. Easter III has been a Director of the Company since February 2008. Mr. Easter’s career spans over thirty years in the areas of natural gas supply, processing, marketing and transportation, as well as crude oil/petroleum refining, marketing and transportation. Mr. Easter is the past Chairman of the Board of Directors, President and Chief Executive Officer of DCP Midstream, LLC (formerly Duke Energy Field Services, LLC), having retired from such company in January 2008. He joined DCP Midstream, LLC in January 2004 as Chairman, President and Chief Executive Officer. He also served as director of TEPPCO GP, LLC, the general partner of TEPPCO Partners, L.P., from January 2004 until February 2005, and as a director of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP, from November 2005 to January 2008. From August 2002 through January 2004, Mr. Easter served as Vice President of State Government Affairs for ConocoPhillips. From 1998 to 2002, Mr. Easter served as General Manager of the Gulf Coast Refining, Marketing and Transportation Business Unit of Conoco Inc. Since his retirement from DCP Midstream, LLC in January 2008, Mr. Easter has been involved in private investments. He also served as a member of the Board of Directors for Junior Achievement Rocky Mountain Inc. and the University of Colorado at Denver Business School Advisory Board. Mr. Easter earned his Bachelor of Business Administration degree from the University of Houston and his Master of Science in Management degree from The Graduate School of Business at Stanford University.

W. Howard Keenan, Jr. has been a Director of the Company since February 2006. Mr. Keenan previously was a director of Concho Equity Holdings Corp., Concho Oil & Gas Corp. and Concho Resources Inc. (which was a different company than the Company). Mr. Keenan has over thirty years of experience in the financial and energy businesses. Since 1997, he has been a Member of Yorktown Partners LLC, a private equity investment manager focused on the energy industry. Two limited partnerships managed by Yorktown Partners LLC are stockholders of the Company. Mr. Keenan currently serves on the Board of Directors of GeoMet, Inc. From 1975 to 1997, he was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991. He is serving or has served as a director of multiple Yorktown Partners portfolio companies. Mr. Keenan holds a Bachelors degree from Harvard College and a Master of Business Administration degree from Harvard University.

Ray M. Poage has been a Director of the Company since August 2007. Mr. Poage was a partner in KPMG LLP from 1980 to June 2002 when he retired. Mr. Poage’s responsibilities included supervising and managing both audit and tax professionals and providing accounting services, primarily in the area of taxation, to private and publicly held companies engaged in the oil and natural gas industry. Since June 2002, Mr. Poage has been involved in private investments. Mr. Poage currently serves as the Chairman of the audit committee and as a member of the Board of Directors of Parallel Petroleum Corporation. Mr. Poage received a Bachelor of Business Administration degree in Accounting from Texas Tech University, and is a certified public accountant.

A. Wellford Tabor has been a Director of the Company since February 2006. Mr. Tabor was a director of Concho Equity Holdings Corp. from its inception in April 2004 until February 2006. Mr. Tabor also served as a director of Concho Oil & Gas Corp. from March 2003 until its sale to a large domestic independent oil and gas company in January 2004. Mr. Tabor is a Partner with Wachovia Capital Partners, which is a stockholder of the Company. Prior to joining Wachovia Capital Partners in 2000, Mr. Tabor was a director at The Beacon Group from 1995 to 2000. From 1991 to 1993, he worked in the Investment Banking Division at Morgan Stanley & Co. Mr. Tabor currently serves on the board of directors of several privately held energy and financial services companies in which Wachovia Capital Partners is an investor. Mr. Tabor earned his undergraduate degree from The University of Virginia and his Master of Business Administration degree from The Graduate School of Business at Stanford University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines include provisions concerning the following:

•	role and functions of the Board of Directors and the Lead Director;

•	qualifications, independence, responsibilities, tenure and compensation of directors;

•	size of the Board of Directors;

•	director resignation process;

•	committee functions and independence of committee members;

•	meetings of non-management directors;

•	performance review of the Board of Directors; and

•	director orientation and continuing education.

The Company’s Corporate Governance Guidelines are reviewed periodically and as necessary by the Company’s Nominating & Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

Director Independence

Rather than adopting categorical standards, the Board of Directors assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the New York Stock Exchange (“NYSE”). After reviewing all relationships each director has to the Company, including significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Board of Directors has affirmatively determined that the following five directors have no material relationships with the Company and are independent as defined by the current listing standards of the NYSE: Messrs. Bridwell, Easter, Keenan, Poage and Tabor. Mr. Leach, the Company’s Chief Executive Officer, and Mr. Beal, the Company’s President and Chief Operating Officer, are not considered by the Board of Directors to be independent directors because of their employment with the Company.

Executive Sessions; Election of Lead Director

To facilitate candid discussion among the Company’s directors, its non-management directors (all of whom are independent) meet in executive session in conjunction with each regular board meeting.

In August 2007, the Board of Directors elected Mr. Bridwell, an independent director, to serve as the Lead Director. In this capacity Mr. Bridwell provides, in conjunction with the Chairman of the Board of Directors, leadership and guidance to the Board of Directors. Mr. Bridwell also (i) serves as chairman of the regular executive sessions of the non-management directors; and (ii) in consultation with the Chairman of the Board of Directors, establishes the agenda for each meeting of the Board of Directors, taking into account suggestions of other directors. Interested parties who wish to communicate with the Board of Directors, its committees or the Chairman of the Board, Lead Director or any other individual director should follow the procedures described below under “Interested Party Communications.”

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. The Company’s initial annual meeting of stockholders will be held on June 17, 2008.

Interested Party Communications

The Company’s stockholders and other interested persons may communicate with the Board of Directors, any committee of the Board of Directors or the Chairman of the Board, Lead Director or any other individual director by sending communications to: Concho Resources Inc., 550 West Texas Avenue, Suite 1300, Midland, Texas 79701, Attention: General Counsel and Secretary.

The envelope containing each communication should be marked “Communication with Directors” and clearly identify the intended recipient(s) of the communication. The General Counsel will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board of Directors relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board of Directors. To the extent the subject matter of a communication relates to matters that have been delegated by the Board of Directors to a committee or to an executive officer of the Company, then the General Counsel may forward the communication to the chairman of the committee or executive officer to which the matter has been delegated. The acceptance and forwarding of communication to the members of the Board of Directors or an executive officer does not imply or create any fiduciary duty of any member of the Board of Directors or executive officer to the person submitting the communication.

Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in some other circumstances. The Company’s policy is not to take any adverse action, and not to tolerate any retaliation against any person for asking questions or making good faith reports of possible violations of law, the Company’s policies or its Code of Business Conduct and Ethics.

Available Governance Materials

The following Company materials are available on the Company’s website at www.conchoresources.com:

•	Charter of the Audit Committee of the Board of Directors

•	Charter of the Compensation Committee of the Board of Directors

•	Charter of the Nominating & Governance Committee of the Board of Directors

•	Code of Business Conduct and Ethics

•	Financial Code of Ethics

•	Corporate Governance Guidelines

•	Polices and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K

Stockholders may obtain a printed copy, free of charge, of each of these documents by sending a written request to Concho Resources Inc., 550 West Texas Avenue, Suite 1300, Midland, Texas 79701, Attention: Corporate Secretary.

MEETINGS AND COMMITTEES OF DIRECTORS

General

The Board of Directors held seven meetings during 2007, and its non-management directors met in executive session three times during 2007. No director attended fewer than 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which that director served.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Governance Committee.

Audit Committee

The members of the Audit Committee are Messrs. Poage (Chairman), Bridwell, Easter and Tabor. The Board of Directors has determined that each of the members of the Audit Committee satisfies the standards of independence established under Securities and Exchange Commission (“SEC”) rules and regulations and the listing standards of the NYSE. The Board has further determined that each of the members of the Audit Committee is financially literate and that Mr. Poage is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee held three meetings during 2007.

The Audit Committee has the authority to retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The functions of the Audit Committee, which are discussed in detail in its charter, include the duty to assist the Board of Directors in fulfilling its oversight responsibilities regarding general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the independent registered public accounting firm’s qualifications, independence and performance. Among other things, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes, preparing the Audit Committee Report for inclusion in the Company’s annual proxy statement, selecting and evaluating the Company’s independent registered public accounting firm, reviewing and approving, as appropriate, any related person transactions and overseeing any investigations into complaints concerning financial matters.

Compensation Committee

The members of the Compensation Committee are Messrs. Tabor (Chairman), Bridwell, Easter and Keenan. The Board has determined that each of the members of the Compensation Committee satisfies the standards of independence established under the listing standards of the NYSE. The Compensation Committee held four meetings during 2007.

The functions of the Compensation Committee, which are discussed in detail in its charter, include the duty to administer the Company’s agreements, plans, policies and programs regarding compensation of the Company’s executive officers and directors. The Compensation Committee is also responsible for preparing the Compensation Committee Report for inclusion in the Company’s annual proxy statement and for assisting the Company’s management in preparing the Compensation Discussion and Analysis for inclusion in the Company’s annual proxy statement.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.

Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, independent consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine. The Compensation Committee Chairman makes decisions regarding the agenda for regularly scheduled meetings and develops the agenda for special meetings based on the information supplied by the persons requesting the special meeting. The Company’s Chief Executive Officer and President make recommendations to the Compensation Committee regarding the compensation of other executive officers and provide information to the Compensation Committee regarding the executive officers’ performance; however, the Compensation Committee makes all final decisions regarding all executive officers’ compensation.

The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director and executive officer compensation. During 2007, the Compensation Committee engaged the services of Longnecker & Associates to apprise the Compensation Committee of compensation-related trends, developments in the marketplace and industry best practices; inform the Compensation Committee of compensation-related regulatory developments; provide peer group survey data to establish compensation ranges for the various elements of compensation; provide an evaluation of the competitiveness of the Company’s executive compensation and benefits programs; assess the relationship between executive pay and performance; and advise on the design of the Company’s incentive compensation programs, including metric selection and the design of the Company’s equity incentive award program.

Nominating & Governance Committee

The members of the Nominating & Governance Committee are Messrs. Keenan (Chairman), Bridwell and Tabor. The Board has determined that each of the members of the Nominating & Governance Committee satisfy the standards of independence established under the listing standards of the NYSE. The Nominating & Governance Committee held one meeting during 2007.

The functions of the Nominating & Governance Committee, which are discussed in detail in its charter, include the duty to assist the Board of Directors by evaluating potential new members of the Board of Directors, recommending committee members and structure and advising the Board of Directors about appropriate corporate governance practices. The Company’s Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K outlines criteria to be followed by the Nominating & Governance Committee in identifying, evaluating and recommending to the Board of Directors director nominees.

ITEM TWO:  RATIFICATION OF SELECTION OF INDEPENDENT
       REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ended December 31, 2008. Grant Thornton LLP has audited the Company’s consolidated financial statements since 2004. The audit of the Company’s annual consolidated financial statements for the year ended December 31, 2007 was completed by Grant Thornton LLP on March 25, 2008.

The Board of Directors is submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider the selection of that firm as the Company’s independent registered public accounting firm.

The Audit Committee has the authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2008.

AUDIT MATTERS

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include the duty to (1) annually review and reassess its performance and the adequacy of its charter; (2) pre-approve audit or non-audit services proposed to be rendered by the Company’s independent registered public accounting firm; (3) annually review the qualifications and independence of the independent registered public accounting firm’s senior personnel that are providing services to the Company; (4) review with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements, earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies; (5) review with management the Company’s major financial risk exposures; (6) review changes to the Company’s significant auditing and accounting principles and practices; (7) review the independent registered public accounting firm’s internal quality-control procedures and the procedures for the Company’s financial reporting processes; and (8) assist the Board of Directors in monitoring compliance with legal and regulatory requirements. While the Audit Committee has the responsibilities and powers set forth in its charter and the Company’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC. The Audit Committee also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for 2008.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that (i) the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, (ii) the Company’s financial statements are presented in accordance with generally accepted accounting principles, or (iii) Grant Thornton LLP is in fact independent.

Members of the Audit Committee:

Ray M. Poage (Chairman)
Tucker S. Bridwell
William H. Easter III
A. Wellford Tabor

Audit and Other Fees

The table below sets forth the aggregate fees billed by Grant Thornton LLP, the Company’s independent registered public accounting firm, for the last two fiscal years:

	2007	2006

Audit Fees(1)
Audit	$211,632	$199,819
Quarterly Reviews	176,847	70,874
SEC Filings	271,698	161,916

	$660,177	$432,609

Audit-Related Fees(2)	260,438	1,214,848

Tax Service Fees(3)	187,175	199,665

Total	$1,107,790	$1,847,122

(1)	Includes audit of the Company’s annual consolidated financial statements included in its Annual Report on Form 10-K, review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q and review of the Company’s other filings with the SEC, including comfort letters, consents and other research work necessary to comply with generally accepted auditing standards for the years ended December 31, 2007 and 2006.

(2)	Audits of acquired oil and natural gas and related properties in 2007 and 2006.

(3)	Tax return preparation and consultation on tax matters.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the Company’s independent registered public accounting firm’s audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and are presented to the Audit Committee at a subsequent meeting. For the year ended December 31, 2007, the Audit Committee pre-approved 100% of the services described above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Services Fees” above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information about the Company’s equity compensation plans as of December 31, 2007:

	(a)		(b)	(c)
Number of Securities
Remaining Available for
			Weighted-Average	Future Issuance Under
	Number of Securities to		Exercise	Equity Compensation
	to be Issued Upon Exercise		Price of	Plans (Excluding
	of Outstanding Options, Warrants		Outstanding	Securities Reflected in
Plan Category	and Rights		Options(1)	Column (a))

Equity compensation plan approved by security holders(1)(3)	3,011,722	(2)	$9.71	2,406,729
Equity compensation plan not approved by security holders(4)	—		—	—

Total	3,011,722		$9.71	2,406,729

(1)	There are no outstanding warrants or equity rights awarded under the Company’s equity compensation plan.

(2)	The securities do not include restricted stock awarded under the Concho Resources Inc. 2006 Stock Incentive Plan.

(3)	In August 2006, the stockholders of the Company approved the Concho Resources Inc. 2006 Stock Incentive Plan, the Company’s only equity compensation plan, which provides for the issuance of up to 5.85 million shares of common stock.

(4)	None.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by the Company to non-employee directors during 2007:

	Fees Earned	Stock
	or Paid in	Awards
Name(1)	Cash(2)	(3)(4)(5)(6)	Total

Tucker S. Bridwell	$47,500	$42,500	$90,000
W. Howard Keenan, Jr.(7)	44,500	42,500	87,000
A. Wellford Tabor(8)	47,000	42,500	89,500
Ray M. Poage	22,000	21,232	43,232
Bradley D. Bartek(9)	18,500	42,500	61,000
Robert C. Chase(9)	18,500	42,500	61,000
G. Carl Everett(9)	20,000	42,500	62,500
Larry V. Kalas(9)	20,000	42,500	62,500
John A. Knorr(9)	18,500	42,500	61,000

(1)	The Company’s employee directors have been omitted from this table because they receive no compensation for serving on the Board of Directors.

(2)	Fees earned during the fourth quarter of each fiscal year are paid during the first quarter of the next fiscal year.

(3)	Stock awards represent the dollar amount of compensation expense recognized by the Company for financial statement reporting purposes for the fiscal year ended December 31, 2007, determined in accordance with the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). The Company valued its restricted stock awards based on the median of the high and low market-quoted sales prices of the Company’s common stock on the grant date of the awards. Additional detail regarding the Company’s share-based awards is included in Note H to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	The grant-date fair value of stock awards granted to directors during 2007 were, respectively: (i) for Messrs. Bridwell, Keenan, and Tabor, $42,500; (ii) for Mr. Poage, $63,700; and (iii) for Messrs. Bartek, Chase, Everett, Kalas and Knorr, $42,500.

(5)	Aggregate director stock awards for which restrictions had not lapsed as of December 31, 2007, totaled 5,000 shares for Mr. Poage, as to which restrictions will lapse on August 20, 2008.

(6)	There were no options to purchase the Company’s common stock granted to directors as of December 31, 2007.

(7)	Mr. Keenan remits all fees received as director compensation to Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P. and holds all securities received as director compensation for the benefit of those entities. Mr. Keenan disclaims beneficial ownership of all such securities as well as those held by those entities, except to the extent of his pecuniary interest therein.

(8)	Mr. Tabor remits all fees received as director compensation to Wachovia Capital Partners (“WCP”) and holds all securities received as director compensation for the benefit of WCP. Mr. Tabor disclaims beneficial ownership of all such securities as well as those held by WCP and its affiliates, except to the extent of his pecuniary interest therein.

(9)	Messrs. Bartek, Chase, Everett, Kalas and Knorr resigned from the Board of Directors in April 2007.

The Board of Directors believes providing competitive compensation is necessary to attract and retain qualified non-employee directors. The Board of Directors believes that the compensation package should require a significant portion of the total compensation package to be equity-based to align the interests of the directors and the Company’s stockholders.

The elements of compensation for the Company’s non-employee directors during the year ended December 31, 2007 were:

•	each non-employee director receives an annual retainer fee of $35,000, plus $1,000 for each Board of Directors’ meeting attended and $500 for each committee meeting attended, paid quarterly;

•	each non-employee director receives an initial equity award of 5,000 shares of restricted stock upon appointment or election to the Board of Directors; and

•	each non-employee director receives an annual equity award of 2,500 shares of restricted stock following the initial service year.

The price used to determine the value of restricted shares granted for non-employee directors’ equity awards is based on the median of the high and low trading price of the Company’s shares on the day of grant. Time of service related forfeiture restrictions on the Company’s restricted stock issued to non-employee directors generally lapse twelve months following the date of the award to non-employee directors.

Additionally, each director is reimbursed for (i) travel expenses to attend meetings and activities of the Board of Directors or its committees, and (ii) travel expenses for each director’s spouse who accompanies a director to meetings and activities of the Board of Directors or its committees. Neither the Company’s Chief Executive Officer nor its President and Chief Operating Officer receives compensation for serving on the Board of Directors.

In February 2008, the Compensation Committee established stock ownership guidelines for the Company’s non-employee directors under which each non-employee director is expected to own shares of the Company’s common stock with a market value equal to at least three times the annual retainer paid to such non-employee director. When evaluating compliance with these guidelines, shares of the Company’s common stock owned by affiliates of each non-employee director will be included in the calculation. Each non-employee director is expected to meet this guideline within three years of becoming a director.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

General.  This compensation discussion and analysis explains the Company’s compensation philosophy, policies and practices with respect to the Company’s chief executive officer, chief financial officer and three other most highly-compensated executive officers, which are all collectively referred to herein as the Company’s named executive officers. This discussion addresses the objectives of the Company’s executive compensation program, elements of compensation and other related matters.

Compensation Philosophy and Objectives.  The success of the Company and its ability to maximize stockholder value is dependent on its ability to attract, retain and motivate the best available talent in the energy market. As such, the Compensation Committee views the Company’s most important asset, its people, as an investment rather than an expense. Consequently, the Compensation Committee has developed overarching objectives for its executive compensation program, which are as follows:

•	attract, retain and motivate the best available talent in the energy market;

•	align the interests of the Company’s executive officers with those of its stockholders; and

•	pay for performance, whereby an executive officer’s total compensation opportunity will be heavily influenced by both the Company’s performance and the executive officer’s individual performance.

To accomplish these objectives, the Company provides what it believes is a competitive total compensation package to the Company’s executive management team through a combination of base salary, annual cash bonuses, long-term equity incentive compensation and broad-based benefits programs.

Executive Officer Compensation Program Changes in 2008

Overview.  In connection with completing the Company’s initial public offering in August 2007, the Company’s Compensation Committee worked to implement a new, more sophisticated compensation program that includes certain performance metrics commonly used by public companies in the energy industry to set compensation for executive officers. In anticipation of implementing this new compensation program for 2008, the Compensation Committee retained Longnecker & Associates as a compensation consultant during 2007 in part to:

•	assist with the creation of an overall compensation philosophy;

•	advise in the development of the Company’s new compensation programs;

•	review annually the competitiveness of the Company’s executive compensation programs; and

•	provide recommendations for changes or adjustments to these programs.

Through its work with the compensation consultant, the Compensation Committee made a number of changes to the structure of the Company’s executive officer compensation programs.

Total Compensation.  In determining total compensation for the Company’s executive officers, the Compensation Committee intends to align management incentives with long term value creation for the Company’s stockholders. To that end, the Compensation Committee will target total compensation to be such that base salaries are at or below the market median and that annual incentives and long-term incentives will provide the opportunity to realize total compensation at or above the 50th percentile based on individual and Company performance. Additionally, it is anticipated that long-term incentive compensation to executive officers will only be in the form of stock options with a strike price set in relation to the then current market price. The Compensation Committee believes that stock options align executive officers with stockholders’ goal of increasing per share value over time because the Company’s long-term performance ultimately determines the value of the stock options.

Peer Group.  The Compensation Committee established a peer group to consider when making compensation decisions for 2008, which consists of Rosetta Resources Inc., Goodrich Petroleum Corporation, Encore Acquisition Company, Comstock Resources, Inc., Bill Barrett Corporation, Atlas America Inc., Bois d’Arc Energy, Inc., PetroQuest Energy, Inc., Swift Energy Company, EXCO Resources, Inc., Carrizo Oil & Gas, Inc., Whiting Petroleum Corporation, Parallel Petroleum Corporation and Clayton Williams Energy, Inc. The peer group was chosen based on the following parameters: (i) oil and gas exploration and production companies, (ii) with annual revenue and market capitalization similar to the Company and (iii) who potentially compete with the Company for executive talent.

Stock Ownership Guidelines.  The Compensation Committee established stock ownership guidelines under which each of the Company’s Chief Executive Officer and President is expected to own shares of the Company’s common stock having a market value of at least five times their respective base salaries and each of the Company’s other executive officers is expected to own shares of the Company’s common stock having a market value at least three times their respective base salaries. All executive officers are expected to meet these guidelines within five years of becoming an executive officer. The Company’s stock ownership guidelines are designed to increase an executive’s equity stake in the Company and to align executive’s interests more closely with those of the Company’s stockholders.

Setting 2007 Executive Officer Compensation

Role of the Compensation Committee.  The Compensation Committee approves annually all compensation decisions relating to the Company’s executive officers, oversees the Company’s compensation benefit plans and administers the Company’s stock incentive plan (including reviewing and approving all equity grants to the Company’s executive officers). The Compensation Committee is empowered by the Board of Directors and by the Compensation Committee’s charter to make all decisions regarding compensation for the Company’s executive officers without ratification or other action by the Board of Directors. In his role as chairman of the Compensation Committee, Mr. Tabor sets the Compensation Committee’s meeting agendas, meeting times and calendar. In addition, the Compensation Committee members speak frequently with each other concerning compensation matters outside of the regularly scheduled Compensation Committee meetings. Mr. Tabor regularly reports to the entire Board of Directors regarding compensation matters and calls upon the counsel and expertise of other members of the Board of Directors as he and the Compensation Committee deem advisable.

Role of Executive Officers.  The Compensation Committee meets outside the presence of all of the Company’s executive officers to consider appropriate compensation for the Company’s Chief Executive Officer and President. When deciding compensation for other executive officers, the Company’s Compensation Committee meets in the presence of the Company’s Chief Executive Officer and President. The Company’s Chief Executive Officer and President together annually review other executive officers’ performance with the Compensation Committee and make recommendations with respect to the appropriate base salaries, payments under the Company’s cash bonus plan and grants of long-term equity incentive awards for the other executive officers. Based in part on these recommendations from the Company’s Chief Executive Officer and President and other considerations discussed below, the Compensation Committee establishes and approves the annual compensation package of the Company’s other executive officers.

Use of Peer Group Comparisons.  In determining base salary levels for 2007, the Compensation Committee did not determine a discrete set of companies considered to be the Company’s peer group, but instead utilized the 2006 Energy Compensation Survey prepared by Mercer Human Resource Consulting, Inc. to evaluate the market for compensation of energy company executives. The Mercer survey contains compensation information for executives and other employees at 184 public and privately owned, energy-focused organizations, which is a broad peer group that the Compensation Committee considers appropriate because it includes similar organizations against whom the Company competes for executive talent. The Mercer survey provides specific compensation information gathered from 74 organizations engaged in the oil and gas exploration and production industry. This data is provided in the survey on an aggregated basis within certain subcategories based on industry, geographic location and position or role within the applicable organization. The survey does not provide specific compensation information for individual organizations and employees among the organizations included in the survey. In reviewing the Mercer survey, the Compensation Committee did not seek to establish benchmarks with respect to the 2007 base salary levels of the Company’s executive officers. Rather, the Compensation Committee used the Mercer survey to confirm that the base salary levels established by the Compensation Committee were at competitive levels with comparably titled officers in the exploration and production industry segment of the Mercer survey.

Role of Compensation Consultant.  The Compensation Committee retained Longnecker & Associates to assist the Compensation Committee in developing year-end incentive compensation for 2007 and a new compensation program for 2008. In determining annual incentive compensation for the Company’s executive officers in 2007, the Compensation Committee sought input from the compensation consultant regarding total cash compensation levels for senior executives in comparable positions in the Company’s peer group.

2007 Executive Officer Compensation Program

Overview.  The Company’s executive officer compensation program is comprised of the four following components: annual base salaries, annual cash bonuses, long-term equity incentive grants and a broad-based benefits program. The Compensation Committee determined the appropriate level for each compensation component for compensation for 2007 based on the Company’s recruiting and retention goals, its view of internal parity and consistency, market survey data and overall company performance. In consideration of internal parity and consistency, the Compensation Committee grouped Messrs. Leach and Beal into one compensation tier and the other executive officers into a second compensation tier when deciding the appropriate level of each compensation component. It is possible that in the future, the Compensation Committee may add additional compensation tiers or eliminate this tier system entirely.

Base salaries.  On an annual basis, the Compensation Committee reviews salary ranges and individual salaries for each of the Company’s executive officers as compared to the salaries of comparably titled officers. In setting 2007 base salaries, the Compensation Committee used the median base salary information for comparably titled officers in the exploration and production industry segment from the Mercer survey as a general indicator of the competitive base salary levels of the Company’s executive officers. The Compensation Committee believes that paying base salaries close to the market median is necessary to achieve the Company’s compensation objectives of attracting and retaining executives with the appropriate abilities and experience required to lead the Company. The Compensation Committee, in its discretion, established 2007 base salary levels for each named executive officer based in consideration of market median pay levels, the individual’s responsibilities, skills and experience, and the base salaries of others on the executive team.

In evaluating the adequacy of the base salaries of the Company’s named executive officers for 2008, the Compensation Committee considered the performance of each executive officer and competitive market data of the Company’s peer group determined by the Compensation Committee with advice from the compensation consultant. In general, the Compensation Committee targets base salaries for the Company’s executive officers at approximately the 50th percentile of base salaries for similar positions in the peer group. Based on a review of base salaries for the peer group and after considering the individual performance of each executive, the Compensation Committee increased the 2008 annual base salaries of Messrs. Leach and Beal to $450,000 and left the base salaries of the other named executive officers unchanged. The Compensation Committee believes that these base salary levels currently achieve its executive compensation objectives.

Cash bonuses.  The Compensation Committee utilizes cash bonuses to reward achievement of certain performance goals with a time horizon of one year or less. The Compensation Committee believes that the payment of cash bonuses upon the achievement of certain performance goals is necessary to achieve its compensation objectives of motivating and rewarding the Company’s executive officers, as well as aligning the interests of the Company’s executive officers and stockholders with the performance of the Company on a short-term basis.

In 2007, the Compensation Committee granted two separate cash bonuses: an extraordinary bonus paid in connection with the filing of the registration statement for the Company’s initial public offering and an ordinary bonus based on the Company’s performance in 2007.

In connection with the filing of the registration statement for the Company’s initial public offering in April 2007, Messrs. Leach and Beal each received a $313,000 cash bonus; Messrs. Kamradt and Wright each received a $172,000 cash bonus; and Mr. Thomas received a $199,000 cash bonus. In determining the amount of cash bonuses for each of the Company’s named executive officers, the primary factors considered by the Compensation Committee were each named executive officer’s overall responsibility for the management of the Company and the process associated with the initial public offering and each named executive officer’s overall prior investment in the Company’s securities (including the debt obligations incurred by each named executive officer in connection with such investment). Ultimately, the Compensation Committee exercised its discretion in determining the amount of the cash bonuses.

In addition to the bonus payable upon the filing of the registration statement for the Company’s initial public offering, each of the Company’s executive officers was eligible to earn a bonus in 2007 ranging from 0% to 100% of his base salary. The amount of this cash bonus was determined by the Compensation Committee after considering the Company’s performance, the individual executive officer’s performance and a market analysis performed by the compensation consultant of cash bonuses and total annual cash compensation paid to comparably titled officers. The Company’s performance in 2007 was impressive even in light of higher commodity prices, with significant increases in the Company’s cash flow, production, proved reserves and stock price per share. After consideration of the above factors, the Compensation Committee awarded ordinary cash bonuses, as a percentage of base salary, of 100% for the Company’s Chief Executive Officer and President, 70% for Mr. Kamradt, 74% for Mr. Wright and 50% for Mr. Thomas.

For 2008, the Compensation Committee, with advice from the compensation consultant, has adopted an incentive compensation plan for the Company’s executive officers that is designed to reward the Company’s executive officers for achieving certain performance metrics, including net asset value per share growth, annual

EBITDAX per share growth, total proved reserves growth, finding and development costs per Mcfe and annual production. In addition to these metrics, the Compensation Committee retains the ability to consider other performance metrics as may be appropriate and to apply discretion to awards based on extenuating market circumstances or on individual performance. Pursuant to this plan, the Compensation Committee has set the target annual cash bonus amount for 2008 to be 100% of the 2008 base salary for each of Messrs. Leach and Beal, although awards to these two officers may range from 0% to 200% of 2008 base salary depending on the accomplishment of the performance metrics discussed above and subject to the discretion of the Compensation Committee. The target annual cash bonus for the Company’s other executive officers will be allocated by the Compensation Committee from a bonus pool. The bonus pool for these other executive officers is expected to be equal to 68% of the aggregate of their 2008 base salaries, although the bonus pool may range from 0% to 136% of the aggregate of their 2008 base salaries depending on the accomplishment of the performance metrics discussed above and subject to the discretion of the Compensation Committee.

Stock Options.  The Company utilizes stock option grants to motivate and reward named executive officers, as well as to align the interests of the Company’s named executive officers and stockholders with the performance of the Company on a long-term basis. In addition, the Company utilizes multi-year vesting periods, typically four years, when granting stock options to facilitate the compensation objective of retaining the Company’s named executive officers. While the Concho Resources Inc. 2006 Stock Incentive Plan allows for other forms of equity compensation, the Compensation Committee currently believes that stock options are the appropriate vehicle to provide long-term incentive compensation to the Company’s executive officers. Other types of long-term equity incentive compensation may be considered in the future as the Company’s business strategy evolves.

The Compensation Committee did not grant any long-term incentive awards to named executive officers in 2007. In November 2007, the Company entered into amendments to certain outstanding agreements related to stock options that were previously awarded to certain of the Company’s executive officers in order to amend such award agreements so that the subject stock option award would constitute deferred compensation that is compliant with Section 409A of the Internal Revenue Code of 1986, as amended. In connection with these amendments, the exercise price of certain existing stock options was increased from $12.00 per share to $15.40 per share and each affected executive officer was granted an award of restricted shares as a result of the increased exercise price. The Compensation Committee does not consider this restricted stock grant to be compensation for the executive officers’ employment and, under SFAS 123(R), the Company does not recognize compensation expense for this particular grant of restricted stock, but instead recognizes the additional compensation expense resulting from the modification of the stock options over the remaining unvested periods of such stock options. For a further discussion of the modification of the stock options, see Note H to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

Severance and Change of Control Payments.  All of the Company’s named executive officers are entitled to receive severance payments equal to a specified number of months of base salary, as well as accelerated vesting of all existing stock option awards in the event that their employment is terminated by the Company other than for “cause” (and not by reason of death or disability) or if they terminate their employment following a “change in duties.” Upon a termination within two years of a change of control, each of the Company’s named executive officers is entitled to a lump sum severance payment equal to two years of base salary and accelerated vesting of all existing stock option awards.

The Company believes these severance and change of control arrangements mitigate some of the risk that exists for executives working in a smaller company. These arrangements are intended to attract and retain qualified executives that could have job alternatives that may appear to them to be less risky absent these arrangements. Because of recent significant acquisition activity in the oil and gas industry, there is a possibility that the Company could be acquired in the future. Accordingly, the Company believes that the larger severance packages resulting from terminations related to change of control transactions would provide an incentive for these executives to continue to help successfully execute such a transaction from its early stages until closing.

Other benefits.  The Company’s named executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and 401(k) plan, in each case on the same basis as other employees, subject to applicable law.

The Company also provides vacation and other paid holidays to all employees, including the Company’s named executive officers, which are comparable to those provided at peer companies.

During 2007, the Company owned and operated an airplane to facilitate the travel of senior executives in as safe a manner as possible and with the best use of their time. Messrs. Leach and Beal are entitled to utilize the Company’s aircraft for business travel and reasonable personal travel in North America. Certain other named executive officers use the corporate aircraft for business travel and, until May 13, 2006, used such aircraft for approved personal travel. The immediate family members of Messrs. Leach and Beal are also permitted to utilize the Company’s aircraft for reasonable personal use in North America. Messrs. Leach and Beal are not obligated to reimburse the Company for the use of such aircraft except when their immediate family members use such aircraft without one of Messrs. Leach or Beal accompanying them on the flight, in which case they are obligated to reimburse the Company for the variable costs of such use. The amount of personal and family use of the Company’s aircraft is subject to annual review and adjustment by the Compensation Committee.

The value of personal aircraft usage described above is based on the Company’s direct operating cost. This methodology calculates the Company’s incremental cost based on the average weighted cost of fuel, on-board catering, aircraft maintenance, landing fees, trip-related hangar and parking costs, and other variable costs. Since the Company’s aircraft is used primarily for business travel, the methodology excludes fixed costs which do not change based on usage, such as pilot and other employee charges, purchase costs of the aircraft and non-trip-related hangar expenses. On occasions when Messrs. Leach or Beal’s spouse or other family member accompanies the executive on a flight, no additional direct operating cost is incurred under the foregoing methodology.

Tax and accounting policies.  The Company accounts for equity compensation to its employees under SFAS 123(R), which requires the Company to estimate and record an expense over the service period of the award. For tax purposes the cash compensation is recorded as an expense at the time the obligation is accrued. The Company receives a tax deduction for the compensation expense. The Company structures cash bonus compensation so that it is taxable to its executives at the time it becomes available to them. The Company currently intends that all cash compensation paid will be tax deductible by the Company. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if the Company grants shares of restricted stock that are not subject to performance vesting, the related compensation expense may not be fully deductible by the Company at the time the award is otherwise taxable to the grantee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The compensation paid to the Company’s executive officers generally consists of base salaries, annual incentive bonus payments, awards under the Concho Resources Inc. 2006 Stock Incentive Plan, contributions to the Company’s defined contribution 401(k) retirement plan and miscellaneous perquisites. The following table summarizes the total compensation for 2007 awarded to, earned by or paid to the named executive officers, comprised of (i) the Company’s Chief Executive Officer, (ii) the Company’s Chief Financial Officer, and (iii) the three most highly compensated executive officers other than its Chief Executive Officer and Chief Financial Officer:

				Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(4)	Total

Timothy A. Leach	2007	$350,000	$663,000	$—	$390,661	$32,895	$1,436,556
Chairman and Chief	2006	333,333	—	—	1,382,953	34,124	1,750,410
Executive Officer
Steven L. Beal	2007	350,000	663,000	—	390,661	24,302	1,427,963
President and Chief	2006	333,333	—	—	1,382,953	18,395	1,734,681
Operating Officer
Curt F. Kamradt	2007	250,000	347,000	—	343,240	15,055	955,295
Vice President, Chief	2006	233,333	—	—	722,177	13,883	969,393
Financial Officer and Treasurer
E. Joseph Wright	2007	250,000	357,000	—	343,240	15,055	965,295
Vice President —	2006	233,333	—	—	722,177	14,055	969,565
Engineering and Operations
David M. Thomas III(3)	2007	250,000	324,000	—	400,053	15,055	989,108
Vice President —	2006	233,333	—	—	544,828	15,753	793,914
Exploration and Land

(1)	Bonus amounts represent discretionary bonuses earned in 2007 under the Company’s annual incentive bonus program. Of the amounts shown, the following amounts were paid in February 2008:

Mr. Leach	$350,000
Mr. Beal	$350,000
Mr. Kamradt	$175,000
Mr. Wright	$185,000
Mr. Thomas	$125,000

(2)	Stock awards represent the dollar amount of compensation expense recognized by the Company for financial statement reporting purposes for the fiscal year ended December 31, 2007, determined in accordance with SFAS 123(R). The Company valued its restricted stock awards based on the median of the high and low market-quoted trading prices of the Company’s common stock on the grant date of the awards. Option awards are valued as of the grant dates using the Black-Sholes option pricing model. Additional detail regarding the Company’s share-based awards is included in Note H of Notes to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	Mr. Thomas resigned from the Company effective March 31, 2008.

(4)	All other compensation includes the Company contributions to the named executive officer’s 401(k) retirement accounts, life insurance premiums and other perquisites, as shown in the following table:

		401(k)	Life Insurance	Use of	Total — All Other
Name	Year	Contributions	Premiums	Aircraft	Compensation

Timothy A. Leach	2007	$15,225	$55	$17,615	$32,895
	2006	14,987	55	19,082	34,124
Steven L. Beal	2007	15,225	55	9,022	24,302
	2006	14,998	55	3,342	18,395
Curt F. Kamradt	2007	15,000	55	—	15,055
	2006	13,828	55	—	13,883
E. Joseph Wright	2007	15,000	55	—	15,055
	2006	14,000	55	—	14,055
David M. Thomas III	2007	15,000	55	—	15,055
	2006	14,000	55	1,698	15,753

Grants of Plan-Based Awards

The following table sets forth, for each named executive officer, information about grants of plan based retention or service awards under the Concho Resources Inc. 2006 Stock Incentive Plan during 2007:

		Estimated
		Future
		Payouts Under
		Equity	Exercise or	Grant Date
		Incentive	Base Price	Fair Value of
		Plan Awards	of Option	Stock and
Name	Grant Date	Target	Awards	Option Awards

Timothy A. Leach(1)	June 12, 2006	62,500	$15.40	$106,250
	November 19, 2007	11,561	—	—
Steven L. Beal(1)	June 12, 2006	62,500	$15.40	106,250
	November 19, 2007	11,561	—	—
Curt F. Kamradt(1)	June 12, 2006	75,000	$15.40	127,500
	November 19, 2007	13,874	—	—
E. Joseph Wright(1)	June 12, 2006	75,000	$15.40	127,500
	November 19, 2007	13,874	—	—
David M. Thomas III(1)	June 12, 2006	100,000 (2)	$15.40	170,000
	November 19, 2007	18,498 (2)	—	—

(1)	The Company’s named executive officers and other executive officers of the Company received stock option awards in June 2006 to purchase an aggregate of 450,000 shares of common stock, in the aggregate, at a purchase price of $12.00 per share. The Company subsequently determined that the fair market value of a share of common stock as of the date of the award was $15.40. As a result, the Compensation Committee authorized and approved an amendment to these stock option award agreements pursuant to which the exercise price of such stock options would be increased from $12.00 per share to $15.40 per share. The Company agreed to issue to each named executive officer and such other executive officer an award of the number of shares of restricted stock equal to (i) the product of $3.40 and the number of shares of common stock subject to the stock option award, divided by (ii) the fair market value of a share of common stock on the date of the award of restricted stock which will vest in full four years after the date of grant. The Company determined that its aggregate compensation expense of approximately $765,000 resulting from these modifications will be recorded during the period from November 8 to December 31, 2007 and during the years ending December 31, 2008, 2009, and 2010.

(2)	Mr. Thomas resigned from the Company effective March 31, 2008 and has forfeited 75% of these options and restricted shares.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each named executive officer, information about equity awards outstanding as of December 31, 2007:

									Number of Securities
		Number of Securities							Stock Awards
		Option Awards								Equity Incentive
				Equity Incentive					Equity Incentive	Plan Awards:
				Plan Awards:					Plan Awards:	Payout Value of
				Number of					Number of	Unearned
		Number of		Securities					Unearned	Shares, Units,
		Securities Underlying		Underlying					Shares,	or Other Rights
		Unexercised Options(1)		Unexercised		Option		Option	Units, or Other	That Have
	Grant	Vested	Vested	Unearned		Exercise		Expiration	Rights That Have	Vesting Not
Name	Date	Exercisable	Unexercisable	Options		Price		Date	Not Vested	Vested Date	Vesting Date

Timothy A. Leach	August 13, 2004(2)	69,630	—	19,639		$8.00		August 13, 2014	—	—	—

	December 6, 2004(2)	—	108,160	30,505		8.00		December 6, 2014	—	—	—

	July 15, 2005(2)	—	46,420	13,093		8.00		June 15, 2015	—	—	—

	December 30, 2005(2)	—	69,630	19,639		8.00		December 30, 2015	—	—	—

	February 23, 2006(2)	—	102,120	28,804		8.00		February 23, 2016	—	—	—

	June 12, 2006	15,625	—	46,875	(3)	15.40	(4)	June 12, 2016	—	—	—

	November 19, 2007(4)	—	—	—		—		—	2,891	—	January 1, 2008

	November 19, 2007(4)	—	—	—		—		—	2,890	—	June 12, 2008

	November 19, 2007(4)	—	—	—		—		—	2,890	—	June 12, 2009

	November 19, 2007(4)	—	—	—		—		—	2,890	—	June 12, 2010

Steven L. Beal	August 13, 2004(2)	69,630	—	19,639		8.00		August 13, 2014	—	—	—

	December 6, 2004(2)	—	108,160	30,505		8.00		December 6, 2014	—	—	—

	July 15, 2005(2)	—	46,420	13,093		8.00		July 15, 2015	—	—	—

	December 30, 2005(2)	—	69,630	19,639		8.00		December 30, 2015	—	—	—

	February 23, 2006(2)	—	102,120	28,804		8.00		February 23, 2016	—	—	—

	June 12, 2006	15,625	—	46,875	(3)	15.40	(4)	June 12, 2016	—	—	—

	November 19, 2007(4)	—	—	—		—		—	2,891	—	January 1, 2008

	November 19, 2007(4)	—	—	—		—		—	2,890	—	June 12, 2008

	November 19, 2007(4)	—	—	—		—		—	2,890	—	June 12, 2009

	November 19, 2007(4)	—	—	—		—		—	2,890	—	June 12, 2010

Curt F. Kamradt	August 13, 2004(2)	30,947	—	8,728		8.00		August 13, 2014	—	—	—

	December 6, 2004(2)	—	48,070	13,558		8.00		December 6, 2014	—	—	—

	July 15, 2005(2)	—	20,631	5,819		8.00		July 15, 2015	—	—	—

	December 30, 2005(2)	—	30,947	8,728		8.00		December 30, 2015	—	—	—

	February 23, 2006(2)	—	45,386	12,802		8.00		February 23, 2016	—	—	—

	June 12, 2006	18,750	—	56,250	(3)	15.40	(4)	June 12, 2016	—	—	—

	November 19, 2007(4)	—	—	—				—	3,469	—	January 1, 2008

	November 19, 2007(4)	—	—	—				—	3,469	—	June 12, 2008

	November 19, 2007(4)	—	—	—				—	3,468	—	June 12, 2009

	November 19, 2007(4)	—	—	—				—	3,468	—	June 12, 2010
E. Joseph Wright	August 13, 2004(2)	30,947	—	8,728		8.00		August 13, 2014	—	—	—

	December 6, 2004(2)	—	48,070	13,558		8.00		December 6, 2014	—	—	—

	July 15, 2005(2)	—	20,631	5,819		8.00		July 15, 2015	—	—	—

	December 30, 2005(2)	—	30,947	8,728		8.00		December 30, 2015	—	—	—

	February 23, 2006(2)	—	45,386	12,802		8.00		February 23, 2016	—	—	—

	June 12, 2006	18,750	—	56,250	(3)	15.40	(4)	June 12, 2016	—	—	—

	November 19, 2007(4)	—	—	—				—	3,469	—	January 1, 2008

	November 19, 2007(4)	—	—	—				—	3,469	—	June 12, 2008

	November 19, 2007(4)	—	—	—				—	3,468	—	June 12, 2009

	November 19, 2007(4)	—	—	—				—	3,468	—	June 12, 2010

David M. Thomas III	April 15, 2005(2)	—	37,344	10,533		8.00		April 15, 2015	—	—	—

	July 15, 2005(2)	—	9,750	2,750		8.00		July 15, 2015	—	—	—

	December 30, 2005(2)	—	14,625	4,125		8.00		December 30, 2015	—	—	—

	February 23, 2006(2)	—	21,450	6,050		8.00		February 23, 2016	—	—	—

	June 12, 2006	25,000	—	75,000	(3)(5)	15.40	(4)	June 12, 2016	—	—	—

	November 19, 2007(4)	—	—	—				—	4,625	—	January 1, 2008

	November 19, 2007(4)	—	—	—				—	4,625 (5)	—	June 12, 2008

	November 19, 2007(4)	—	—	—				—	4,624 (5)	—	June 12, 2009

	November 19, 2007(4)	—	—	—				—	4,624 (5)	—	June 12, 2010

(1)	Vesting is accelerated upon the occurrence of certain events following a change of control of the Company, as discussed below in “Employment, Severance and Change of Control Arrangements.”

(2)	Prior to the completion of the combination transaction on February 27, 2006, Concho Equity Holdings Corp, the Company’s predecessor for accounting purposes, made awards of stock options to the Company’s named executive officers. Upon completion of the combination transaction, each outstanding option to purchase shares of Concho Equity Holdings Corp. was converted into an option to purchase 1.25 shares of the Company’s common stock at an exercise price of $8.00 per share. The number of securities underlying the option award is shown as converted to the Company’s common stock. For each of these options, 78% of the total award originally vested and became exercisable on February 27, 2006, and the remaining 22% become exercisable on February 27, 2009; however, on November 16, 2007, the Company and each named executive officer entered into amendments to these option awards in order to cause these option awards to constitute deferred compensation that is compliant with Section 409A of the Internal Revenue Code of 1986, as amended, or exempt them from the application of Section 409A. These amendments provide that 19.50%, 19.50%, 7.33%, 26.83% and 26.84% of these options will become first exercisable on January 1, 2008, January 1, 2009, February 27, 2009, January 1, 2010 and January 1, 2011, respectively. Upon and from each of these exercise dates, the applicable portion of the stock option will remain exercisable until the December 31 of each respective year in which such exercise date occurs. These options also become exercisable in the event of (i) a separation of service from the Company by the executive officer for reasons such as death, disability or reasons other than for cause or (ii) a change of control of the Company.

(3)	These options vest in 25% increments on each anniversary of the grant date, commencing on June 12, 2007.

(4)	On November 16, 2007, the Company and each named executive officer entered into amendments to these option awards in order to cause these option awards to constitute deferred compensation that is compliant with Section 409A or exempt them from the application of Section 409A. This amendment increased the exercise price of these options to $15.40 per share. On November 19, 2007, the Company issued to each named executive officer an award of a number of shares of restricted stock equal to (i) the product of $3.40 and the number of shares of common stock subject to these options issued to such named executive officer, divided by (ii) $18.38, which was the mean of the high and low sales price of a share of the Company’s common stock on November 19, 2007. The shares of restricted stock vest in 25% increments on each of January 1, 2008, June 12, 2008, June 12, 2009 and June 12, 2010.

(5)	Mr. Thomas resigned from the Company effective March 31, 2008 and has forfeited these options and restricted shares.

Option Exercises and Stock Vested

There were no option exercises or lapses of restrictions on stock awards for any named executive officer during 2007.

Employment, Severance and Change-of-Control Arrangements

The Company is party to employment agreements with each of its executive officers. The forms of employment agreement were previously filed as exhibits to the Company’s Current Report on Form 8-K filed with the SEC. Annual incentive bonuses are determined by the Compensation Committee independent of these agreements and the Compensation Committee can increase or decrease base salaries at its discretion; however, any decrease in an executive base salary will result in a breach of such agreements. These employment agreements are substantially similar and have an initial term that expires three years from the effective date, which is June 1, 2006 for each of Messrs. Leach, Beal, Kamradt and Wright, but will automatically be extended for successive one-year terms after the initial term unless either party gives written notice at least ninety days prior to the end of the term. Under these agreements, during 2007 Mr. Leach and Mr. Beal’s minimum annual base salaries were $350,000, and Messrs. Kamradt, Thomas and Wright’s minimum annual base salaries were $250,000. All of the Company’s executive officers are eligible to receive cash bonuses as and when approved by the Compensation Committee. Mr. Leach and Mr. Beal are entitled to utilize the Company’s aircraft for business use, and they and their families are entitled to use the aircraft for reasonable personal use and are not required to reimburse the Company for any cost related to such use unless a family member travels without either Mr. Leach or Mr. Beal, as more particularly described herein under Compensation, Discussion and Analysis.

If an executive officer’s employment is terminated by the Company without “cause” (and not by reason of his death or disability), or if he terminates his employment following a “change in duties,” then the Company will provide him with certain severance benefits. If such a termination of employment occurs prior to a change of control or more than two years after a change of control, then his base salary will continue to be paid for twelve months and the Company will reimburse him for up to twelve months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges its active senior executives for similar coverage. If such a termination of employment occurs during the two-year period beginning on the date upon which a change of control occurs (a “change of control period”), then he will be entitled to a severance payment equal to two times his annual base salary (which amount will either be paid in a single payment or divided into twelve monthly installments, depending on the nature of the control), all of his stock options and restricted stock awards will vest in full, and the Company will reimburse him for up to eighteen months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges the Company’s active senior executives for similar coverage. If the total amount of payments to be provided by the Company in connection with a change in control would cause any of the executive officers to incur “golden parachute” excise tax liability, then the payments provided under the employment agreement will be reduced to the extent necessary to eliminate the application of the excise tax if that will leave him in a better after-tax position than if no such reduction had occurred. The agreement does not provide for any tax “gross-up” payments. The Company will have “cause” to terminate an executive officer’s employment if he (1) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties, (2) has materially breached any material provision of his employment agreement, corporate policy or code of conduct established by the Company, (3) has willfully engaged in conduct that is materially injurious to the Company, (4) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company, (5) has been convicted of a crime involving fraud, dishonesty or moral turpitude or any felony, or (6) has refused, without proper reason, to perform his duties. Prior to a change of control or after the expiration of a change of control period, an executive officer will incur a “change in duties” if there is a reduction in the rank of his title as an officer of the Company, a reduction in his base salary, or a material diminution in his employee benefits and perquisites from those substantially similar to those provided to similarly situated executives. During a change of control period, an executive officer will incur a “change in duties” if there is (a) a material reduction in the nature or scope of his authorities or duties, (b) a reduction in his base salary, (c) a diminution in his eligibility to participate in bonus, stock option, incentive award and other compensation plans, (d) a material diminution in his employee benefits and perquisites, or (e) a change in the location of his principal place of employment by more than ten miles. In addition, each of the employment agreements contains provisions that prohibit, with certain limitations, the executive officer from competing with us; soliciting any of the Company’s customers, vendors, or acquisition candidates; or soliciting or hiring any of the Company’s employees or inducing any of them to terminate their employment with the Company. These restrictions will generally continue for a period of up to twelve months following termination of employment, and the Company must pay a prorated share of the executive officer’s then base salary for each month that the Company elects to enforce the non-competition restrictions.

In addition to the acceleration of vesting provisions described above, all options to purchase common stock issued to the named executive officers may be subject to accelerated vesting upon a change of control as described herein.

The following table summarizes the potential payments to each named executive officer assuming that one of the events described in the table below occurs. The table assumes that the event occurred on December 31, 2007.

	Termination of Employment by the Company
	without “Cause” (and Not by Reason of Death or
	Disability or Resignation Following a
	‘‘Change in Duties”)
	Prior to, or More Than
	Two Years After a		Within Two Years After
Name	Change of Control		a Change of Control

Timothy A. Leach	$368,173	(1)	$1,436,080	(2)
Steven L. Beal	368,173	(1)	1,436,080	(2)
Curt F. Kamradt	268,173	(3)	1,107,816	(4)
E. Joseph Wright	268,173	(3)	1,107,816	(4)
David M. Thomas, III	268,173	(3)	1,107,816	(4)

(1)	Includes payment of $350,000 for the continuation of salary and $18,173 for continuation of health benefits for a period of twelve months following such termination.

(2)	Includes payment of $700,000 in a lump sum payment for salary, $27,259 for continuation of health benefits for a period of eighteen months following such termination and $708,821 for accelerated vesting of equity awards, based on the grant date fair value of unvested stock options as of December 31, 2007 in accordance with the provisions of SFAS 123(R).

(3)	Includes payment of $250,000 for the continuation of salary and $18,173 for continuation of health benefits for a period of twelve months following such termination.

(4)	Includes payment of $500,000 in a lump sum payment for salary, $27,259 for continuation of health benefits for a period of eighteen months following such termination and $580,557 for accelerated vesting of equity awards for Messrs. Kamradt, Thomas and Wright based on the grant date fair value of unvested stock options as of December 31, 2007 in accordance with the provisions of SFAS 123(R).

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During 2007, no member of the Compensation Committee served as an executive officer of the Company, and except as described in “Related Persons Transactions” below, no such person had any relationship with the Company requiring disclosure herein. During 2007, there were no Compensation Committee interlocks with other companies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the SEC (“Item 402”) with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Members of the Compensation Committee:

A. Wellford Tabor (Chairman)
Tucker S. Bridwell
William H. Easter III
W. Howard Keenan, Jr.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of April 15, 2008, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each named executive officer of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 550 West Texas Avenue, Suite 1300, Midland, Texas 79701 Attention: Corporate Secretary.

	Number of	Percentage
Name of Beneficial Owner or Identity of Group	Shares(1)	of Class(1)

Chase Oil Corporation(2)(10)	11,420,050	15.0%
Mack C. Chase(3)(10)	11,420,050	15.0%
Yorktown Energy Partners V, L.P.(4)	3,165,000	4.1%
Yorktown Energy Partners VI, L.P.(4)(10)	7,497,500	9.9%
Timothy A. Leach(5)(9)	1,091,653	1.4%
Steven L. Beal(5)(9)	1,066,112	1.4%
David W. Copeland(5)(9)	513,646	*
Curt F. Kamradt(5)(9)	359,246	*
E. Joseph Wright(5)(9)	359,146	*
Jack F. Harper(9)	4,736	*
Tucker S. Bridwell(6)(9)	729,720	*
William H. Easter III(9)	5,000	*
W. Howard Keenan, Jr.(7)(9)	10,672,500	14.0%
Ray M. Poage(9)	5,000	*
A. Wellford Tabor(8)(9)	10,000	*
All directors and executive officers as a group (11 persons)(5)(6)(7)(8)	14,816,759	19.5%

*	Less than 1%.

(1)	Based upon an aggregate of 75,985,226 shares outstanding as of April 15, 2008.

(2)	The address of Chase Oil Corporation is P.O. Box 1767, Artesia, NM 88211-1767. The directors of Chase Oil Corporation are Mack C. Chase, Robert C. Chase and Rebecca S. Ericson.

(3)	Mr. Chase owns a majority of the voting stock of Chase Oil Corporation and therefore may be deemed to have voting and investment power with respect to the shares owned by Chase Oil Corporation. Mr. Chase disclaims beneficial ownership in the shares owned by Chase Oil Corporation except to the extent of his pecuniary interest in Chase Oil Corporation. The address of Mr. Chase is P.O. Box 693, Artesia, NM 88211-0693.

(4)	The address of Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P. is 410 Park Avenue, 19th Floor, New York, NY 10022. Includes 2,968 shares and 7,032 shares attributed to Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P., respectively, but issued to Mr. Keenan as director compensation for the nominee of those entities.

(5)	The number of shares beneficially owned includes the following shares that are subject to options that were exercisable as of or will become exercisable within sixty days of April 15, 2008:

Holder	Shares

Timothy A. Leach	182,463
Steven L. Beal	168,063
David W. Copeland	104,707
Curt F. Kamradt	90,307
E. Joseph Wright	90,207

(6)	Includes 426,500 shares of common stock owned by Mansefeldt Concho Partners and 293,220 shares owned by the Dian Graves Owen Foundation.

(7)	Includes 10,662,500 shares of common stock owned by Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P. Mr. Keenan is a member and a manager of the general partners of Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P. and holds all securities received as director compensation for the benefit of those entities. Mr. Keenan disclaims beneficial ownership of all such securities as well as those held by Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P., except to the extent of his pecuniary interest therein.

(8)	Mr. Tabor is a member of Wachovia Capital Partners (“WCP”) and holds all securities received as director compensation for the benefit of WCP. Mr. Tabor disclaims beneficial ownership of all such securities as well as those held by WCP and its affiliates, except to the extent of his pecuniary interest therein.

(9)	Executive officer or director of the Company.

(10)	Based on the most recent Schedule 13G/A and Form 4 filed with the SEC by such holder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership.

Based solely on its review of reports and written representations that the Company has received, the Company is aware that Timothy A. Leach, Chairman of the Board of Directors and Chief Executive Officer; Steven L. Beal, President and Chief Operating Officer and Director; Curt F. Kamradt, Vice President, Chief Financial Officer and Treasurer; David W. Copeland, Vice President, General Counsel and Secretary; E. Joseph Wright, Vice President — Engineering & Operations; and David M. Thomas III, Vice President — Exploration and Land did not timely file one report on Form 4 covering grants of restricted shares to each of them on or about November 19, 2007; and, also that Mr. Kamradt did not timely file an additional report on Form 4 covering his sale of shares in a secondary offering of the Company’s common stock on or about December 19, 2007. The Company believes that all other required reports were timely filed during 2007.

RELATED PERSON TRANSACTIONS

General

The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee is charged with reviewing the material facts of all related party transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s Related Persons Transaction Policy adopted by the Board of Directors (“RPT Policy”), which pre-approves certain related party transactions, including:

•	any employment of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•	director compensation which is required to be reported in the Company’s proxy statement under Item 402;

•	any transaction with an entity at which the related party’s only relationship is as a director or manager (other than sole director or manager) or beneficial owner of less than 10% of the entity’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the entity’s annual revenues; and

•	transactions with Chase Oil Corporation and its affiliates, pursuant to which the Company acquires equipment, services or supplies in the ordinary course of its oil and gas business.

The Audit Committee Chairman may approve any related person transaction in which the aggregate amount involved is expected to be less than $120,000. A summary of such approved transactions and each new related person transaction deemed pre-approved under the RPT Policy is provided to the Audit Committee for its review. The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to impose conditions upon the ability of the Company to participate in any related person transaction.

There were no related persons transactions during the period from the adoption of the RPT Policy on November 8, 2007 through December 31, 2007, which were required to be reported in “Related Persons Transactions,” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Prior to the adoption of the RPT Policy, the Company entered into the following transactions and contractual arrangements involving its officers, directors or principal stockholders. None of these transactions were reviewed by the Audit Committee. The Company believes that the terms of these arrangements and agreements were at least as favorable as they would have been had it contracted with unrelated third parties under the same or similar circumstances.

Transactions Involving Directors

The Company leased certain mineral interests in Andrews County, Texas from a partnership in which Mr. Bridwell, one of the Company’s directors, is the general partner and in which he holds a 3.5% interest. The Company paid approximately $24,000 to this partnership during the year ended December 31, 2007, as a result of this transaction. The Company paid royalties of approximately $205,000 during the year ended December 31, 2007 attributable to such interest. The Company owed this partnership royalty payments of approximately $29,000 at December 31, 2007.

Mr. Tabor, one of the Company’s directors, is a member of Wachovia Capital Partners, the merchant banking arm of Wachovia Corporation. An affiliate of Wachovia Capital Partners and Wachovia Corporation is one of the Company’s stockholders, Wachovia Bank, National Association, an affiliate of Wachovia Corporation, is a lender under the Company’s revolving credit facility.

Transactions Involving Executive Officers

Indebtedness.  In connection with the capitalization of the Company prior to its becoming a public company on August 3, 2007, at various dates through February 23, 2006, the Company received multiple promissory notes from each of the following executive officers as partial payment for equity securities issued to such executive officers. Interest accrued and compounded annually on the unpaid principal amount of the promissory notes at the rate of 6.0% per annum, but was not required to be paid on these promissory notes until the earlier of prepayment or maturity. No principal or interest was paid by such executive officers on these notes until April 23, 2007, when such executive officers repaid in full the aggregate principal and accrued interest on these notes. As such, all of these notes were repaid in full prior to the Company’s initial filing of a registration statement on Form S-1 on April 24, 2007 in connection with the Company’s initial public offering. The following table sets forth for each officer the aggregate amount of outstanding principal and accrued interest paid at April 23, 2007:

	Aggregate
	Principal	Accrued
Name	Amount	Interest

Timothy A. Leach	$2,392,665	$268,091
Steven L. Beal	$2,392,665	$268,091
David W. Copeland	$1,063,415	$119,153
Curt F. Kamradt	$1,063,415	$119,151
E. Joseph Wright	$1,063,415	$119,153
David M. Thomas III	$1,450,100	$143,745

Overriding royalty interests.  Prior to the formation of Concho Equity Holdings Corp. by them and others, Messrs. Leach, Beal, Copeland, Kamradt and Wright acquired working interests in 120 undeveloped acres located in Lea County, New Mexico. In connection with the formation of Concho Equity Holdings Corp. (now the Company’s wholly owned subsidiary), these working interests were sold to that company in November 2004 for $120,000 in the aggregate, and Messrs. Leach, Beal, Copeland, Kamradt and Wright each retained a 0.25% overriding royalty interest in any production attributable to this acreage. The Company has not drilled any wells that are subject to these overriding royalty interests and, therefore, no payments have been made in connection with these interests.

In April 2005, the Company acquired certain working interests in properties located in Culberson County, Texas from an entity partially owned by David M. Thomas III, an executive officer of the Company until March 31, 2008. In connection with this acquisition, such entity retained a 2% overriding royalty interest in the acquired properties, which overriding royalty interest was owned equally by Mr. Thomas and a non-executive employee of the Company during 2007.

Transactions Involving Chase Oil Corporation and its Affiliates

Transition Services Agreement.  On April 23, 2007, the Company entered into a Transition Services Agreement with Mack Energy Corporation (“Mack Energy”), an affiliate of Chase Oil Corporation, whereby it provided services to the properties in Southeast New Mexico that the Company acquired from Chase Oil Corporation and its affiliates (collectively “Chase Oil”). The Transition Services Agreement replaced a prior Contract Operator Agreement with Mack Energy that the Company entered into in connection with the acquisition of such properties. Under the Transition Services Agreement, Mack Energy provided field level services, including pumping, well oversight and supervision and certain equipment for workover and recompletion services. Mack Energy performed substantially similar services under the Contract Operator Agreement. During the year ended December 31, 2007, the Company paid Mack Energy approximately $18.2 million for services rendered under the Contract Operator Agreement and the Transition Services Agreement. The Transition Services Agreement terminated upon completion of the Company’s initial public offering in August 2007, at which time the Company assumed the operation of the subject properties.

Silver Oak Drilling Contracts.  Silver Oak Drilling, LLC, an affiliate of Chase Oil, owns and operates drilling rigs, four of which the Company uses for a substantial portion of its operations in Southeast New Mexico. During the year ended December 31, 2007, the Company paid Silver Oak Drilling approximately $20.1 million for drilling services in Southeast New Mexico. The Company’s contracts with Silver Oak Drilling will terminate on August 1, 2008.

Saltwater Disposal Services Agreement.  Among the assets the Company acquired from Chase Oil is an undivided interest in a saltwater gathering and disposal system, which is owned and maintained under a written agreement among the Company and Chase Oil and under which the Company as operator gathers and disposes of water produced from wells located on the Company’s properties in Southeast New Mexico. The system is owned jointly by Chase Oil and the Company in undivided ownership percentages, which are annually redetermined as of January 1 on the basis of each party’s percentage contribution of the total volume of produced water disposed of through the system during the prior calendar year. As of January 1, 2007, the Company owned 90% of the system and Chase Oil owned 10%. Operating, repair and maintenance costs are allocated among the owners monthly on the basis of their respective system ownership interest at the time the charge is incurred. The owners agree that the system is to be owned and operated without any intent to profit, and that any third-party income attributable to the system will be allocated proportionately to the owners as a reduction of operating costs. Costs of any future expansion of the system are to be shared as agreed upon at the time. In the event that the owners cannot agree on any such allocation, the owner proposing an expansion shall have the right to construct such expansion at its cost and for its exclusive use. This ownership, maintenance and operation agreement is to continue for so long as any well located on the subject properties is utilizing the system.

Software License Agreement.  As of March 1, 2006, the Company entered into a Software License Agreement with Enertia Software Systems, which is an affiliate of Chase Oil, with an initial term of 99 years. The Company is using the subject software in the following software functional areas: accounting and financial reporting, well production and field data gathering, land and contracts, and payroll processing. The Software License Agreement provides for up to twenty concurrent users with the ability for the Company to upgrade in five concurrent user increments for a one-time license fee of $50,000 for each concurrent user increment. The license can be terminated by either party by providing notice to the other party at least six months prior to the date on which the termination will be effective. The Company paid aggregate fees to the licensor through December 31, 2006 of $618,000. During the year ended December 31, 2007, the Company also paid Enertia approximately $21,000 for consulting and programming services, $54,000 for licensing fees and $55,000 for annual maintenance fees, a total of $130,000.

Overriding royalty interests.  Certain persons affiliated with Chase Oil own overriding royalty interests in some of the properties the Company operates. The aggregate amount of royalty payments made in connection with these overriding royalty interests was approximately $2.4 million during the year ended December 31, 2007.

Other transactions.  The Company also conducts business with certain companies that are affiliated with Chase Oil from time to time. These companies provide the Company with oilfield services or supplies and other services that it uses in the ordinary course of its operations. The Company is not required to purchase products or services from these companies, and the Company is able to purchase these products and services from other vendors who are not affiliated with Chase Oil. During the year ended December 31, 2007, the Company paid the approximate amounts indicated to the following companies that are affiliated with Chase Oil:

Name of Vendor	Expenditures

Alliance Drilling Fluids, LLC	$971,000
Catalyst Oilfield Services LLC	1,795,000
Deer Horn Aviation Ltd. Co.	466,000
Production Specialty Services, Inc.	20,366,000
Silver Oak Drilling, LLC	20,065,000

Total	$43,663,000

Registration Rights Agreement

Demand registration rights.  The Company is a party to a registration rights agreement with certain of its stockholders, including Chase Oil, certain of the Company’s executive officers and the former stockholders of Concho Equity Holdings Corp., an entity now wholly owned by the Company. According to the registration rights agreement, holders of either 20% of the aggregate shares held by Chase Oil or 20% of the aggregate shares held by the former stockholders of Concho Equity Holdings Corp. may request in writing that the Company register their shares by filing a registration statement under the Securities Act, so long as the anticipated aggregate offering price, net of underwriting discounts and commissions, exceeds $50 million.

Piggy-back registration rights.  If the Company proposes to file a registration statement under the Securities Act relating to an offering of the Company’s common stock (other than on a Form S-4 or a Form S-8), upon the written request of holders of registrable securities, the Company will use its commercially reasonable efforts to include in such registration, and any related underwriting, all of the registrable securities requested to be included, subject to customary cutback provisions. There is no limit to the number of these “piggy-back” registrations in which these holders may request their shares be included.

Registration procedures and expenses.  The Company generally will bear the registration expenses incurred in connection with any registration, including all registration, filing and qualification fees, printing and accounting fees, but excluding underwriting discounts and commissions. The Company has agreed to indemnify the subject stockholders against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the registration rights agreement. The Company is not obligated to effect any registration more than one time in any six-month period and these registration rights terminate on August 7, 2017.

ADDITIONAL INFORMATION

Stockholder Proposals; Director Nominations

Any stockholder desiring to present a stockholder proposal at the Company’s 2009 Annual Meeting of Stockholders and to have the proposal included in the Company’s related proxy statement must send it to the

Company’s Corporate Secretary at 550 West Texas Avenue, Suite 1300, Midland, Texas 79701, so that it is received no later December 29, 2008. All such proposals should be in compliance with SEC rules and regulations. The Company will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

In addition, in accordance with the Company’s bylaws, any stockholder entitled to vote at the Company’s 2009 Annual Meeting of Stockholders may propose business (other than proposals to be included in the Company’s proxy statement and proxy as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2009 Annual Meeting of Stockholders only if written notice of such stockholder’s intent is given in accordance with the requirements of the Company’s bylaws and the SEC rules and regulations. Such proposal must be submitted in writing and addressed to the attention of the Company’s Corporate Secretary at the address shown above, so that it is received between February 13, 2009 and March 14, 2009.

Solicitation of Proxies

The solicitation of proxies by the Board of Directors will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services, but may be reimbursed for their reasonable expenses in forwarding solicitation material. The Company’s transfer agent, American Stock Transfer & Trust Company and Broadridge Financial Solutions will assist the Company in the distribution of proxy materials and will provide voting and tabulation services for the Annual Meeting. For these services, the Company estimates that it will pay approximately $50,000 in the aggregate for fees and expenses. In addition, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common stock of the Company.

The costs of the solicitation, including the cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders, will be borne by the Company.

Stockholder List

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Midland, Texas a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

Annual Report and Other Information

The Company’s Annual Report to Stockholders for the year ended December 31, 2007, is being mailed to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to Concho Resources Inc., 550 West Texas Avenue, Suite 1300, Midland, Texas 79701, Attention: Corporate Secretary. A copy of this Proxy Statement or the Company’s Annual Report on Form 10-K will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of this Proxy Statement or Annual Report on Form 10-K was delivered. Requests may be made by writing to Concho Resources Inc., 550 West Texas Avenue, Suite 1300, Midland, Texas 79701, Attention: Corporate Secretary or by calling 432-683-7443. The Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov and on the Company’s website at www.conchoresources.com.

* * * * * *

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY COMPLETING, SIGNING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

2008 ANNUAL MEETING OF STOCKHOLDERS OF CONCHO RESOURCES INC June 17, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330000000000000000 9 061708 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1.Election of Directors: 2. To ratify the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for its fiscal NOMINEES: year ending December 31, 2008. FOR ALL NOMINEES O Timothy A. Leach O William H Easter III 3. In their discretion, the proxies are authorized to vote upon such other business WITHHOLD AUTHORITY O W. Howard Keenan, Jr. as may properly come before the meeting. FOR ALL NOMINEES This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, FOR ALL EXCEPT when properly executed, will be voted in accordance with the instructions given (See instructions below) above. If no instructions are given, this proxy will be voted “FOR” election of the director nominees and “FOR” proposal 2. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CONCHO RESOURCES INC 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints David W. Copeland, Jack F. Harper and Curt F. Kamradt as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Concho Resources Inc held of record by the undersigned on April 23, 2008, at the 2008 Annual Meeting of Stockholders to be held at the Wildcatter Room, Petroleum Club of Midland, 501 West Wall, Midland, Texas 79701, on June 17, 2008, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side) 14475